Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Colony Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Colony Financial, Inc. of our report dated September 14, 2010, with respect to the combined balance sheet of First Republic Bank (the Bank) as of December 26, 2008 and December 28, 2007, and the related combined statements of income, changes in equity and comprehensive income, and cash flows for the year ended December 26, 2008, the period from September 22, 2007 to December 28, 2007 (the Predecessor II period), and the period from January 1, 2007 to September 21, 2007 (the Predecessor I period), included in the Amendment No. 3 to the Current Report on Form 8-K of Colony Financial, Inc. dated May 4, 2011.

(signed) KPMG LLP

San Francisco, California

November 7, 2011